For additional information, contact:
Mark Fusler Director of Financial Reporting and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2021 SECOND QUARTER RESULTS AND ANNOUNCES NEW $100 MILLION STOCK REPURCHASE PROGRAM

PHOENIX, October 29, 2020 – Cavco Industries, Inc. (Nasdaq: CVCO) today announced financial results for the second fiscal quarter ended September 26, 2020.
•Net revenue decreased 4.0% to $258.0 million for the second quarter of fiscal year 2021 compared to $268.7 million in the same quarter last year. Net revenue for the first six months of fiscal 2021 was $512.8 million, a 3.7% decrease from $532.7 million in the comparable prior year period.
◦In the Factory-built housing segment, Net revenue decreased 4.6% to $241.0 million for the second quarter of fiscal year 2021 compared to $252.7 million in the same quarter last year. Factory-built housing Net revenue for the first six months of fiscal 2021 was $479.1 million, a 4.5% decrease from $501.5 million in the comparable prior year period. Note that Destiny Homes was purchased in August 2019 and Lexington Homes was closed in June 2020. The decrease was primarily from 9% and 11% lower home sales volume during the three and six months ended September 26, 2020, respectively, partially offset by higher home selling prices compared to last year. Strong incoming order rates that began in the last half of the first quarter continued throughout the second quarter of fiscal year 2021. Production inefficiencies from challenges related to the novel coronavirus COVID-19 ("COVID-19") pandemic limited factory delivery volume, causing factory backlogs to increase dramatically, as discussed further below.
◦Financial services segment Net revenue increased primarily due to $0.7 million and $1.7 million of unrealized gains on marketable equity investments in the insurance subsidiary's portfolio during the three and six months ended September 26, 2020, respectively, compared to $0.2 million in unrealized gains in each of the prior year periods. These unrealized gains resulted mainly from the recovery of the underlying equity markets during the relevant periods.
•Income from operations decreased 19.2% to $18.1 million for the second quarter of fiscal year 2021 compared to $22.4 million in the same quarter last year. Income from operations for the first six months of fiscal 2021 was $38.1 million, a 19.6% decrease from $47.4 million in the comparable prior year period.
◦In the factory-built housing segment, gross profit was lower in the three and six months ended September 26, 2020 due to fewer home sales as a result of COVID-19 related production inefficiencies. During the second quarter of fiscal year 2021, the Company incurred $0.5 million in expenses related to the Securities and Exchange Commission ("SEC") inquiry. However, the Company also received a $0.8 million insurance recovery of prior expenses, resulting in a net benefit of $0.3 million for the second quarter of fiscal year 2021 compared to $0.8 million in expense in the second quarter of fiscal year 2020. For the six months ended September 26, 2020, the Company has recorded a net benefit of $0.2 million for investigation related expenses compared to $1.6 million in expense in the comparable prior year period. Both periods incurred identical charges for the amortization of additional director and officer ("D&O") insurance premium, which is now fully amortized.

◦In the financial services segment, Income from operations was adversely impacted by $3.3 million and $4.4 million of higher weather-related claims volume compared to the three and six months ended September 28, 2019, respectively. Interest income earned on the acquired loan portfolios that continue to amortize was also lower. These declines were partially offset by unrealized gains on marketable equity investments, as described above.
•Income before income taxes for the second quarter of fiscal year 2021 was $19.6 million, down 28.2% from $27.3 million for the second quarter of fiscal year 2020. For the six months ended September 26, 2020, Income before income taxes was $41.3 million, down 24.4% from $54.6 million. Interest expense for the period decreased due to the repurchase of the 2007-1 securitized loan portfolio in August 2019, thereafter eliminating the related interest expense. Other income, net, declined primarily due to a $3.4 million net gain on the sale of idle land that was recorded in the second quarter of fiscal year 2020, as well as a reduction in interest earned in the current periods on cash and commercial loan receivables, given the lower interest rate environment.
•Income taxes totaled $4.5 million in the second quarter of fiscal year 2021 compared to $6.4 million, in the second quarter of fiscal year 2020. For the six months ended September 26, 2020, Income taxes totaled $9.6 million compared to $12.5 million for the same period of the prior year.
•Net income decreased 28.2% to $15.0 million for the second quarter of fiscal year 2021, compared to net income of $20.9 million in the same quarter of the prior year. For the six months ended September 26, 2020, net income was $31.7 million, down 24.9% from net income of $42.2 million in the prior year period. Diluted net income per share was $1.62 and $3.42 for the three and six months ended September 26, 2020, respectively, compared to $2.25 and $4.56 for the same periods last year.
Items ancillary to our core operations had the following impact on the results of operations (in millions):

	Three Months Ended		Six Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net revenue
Unrealized gains on marketable equity securities in the financial services segment	$0.7	$0.2	$1.7	$0.2
Selling, general and administrative expenses
Amortization of additional D&O insurance premiums	(2.1)	(2.1)	(4.2)	(4.2)
Legal and other expense related to the SEC inquiry, net of recovery	0.3	(0.8)	0.2	(1.6)
Other income, net
Unrealized gains on corporate marketable equity securities	0.6	0.2	1.6	1.1
Gain on sale of idle land	—	3.4	—	3.4
Income tax expense
Tax benefits from stock option exercises	0.4	0.3	0.7	0.9

Business Update on the COVID-19 Pandemic
In March 2020, the World Health Organization declared COVID-19 a global pandemic. As the business was considered essential, the Company continued to operate substantially all of its homebuilding and retail sales facilities while working to follow COVID-19 health guidelines. The Company has worked to minimize exposure and transmission risks by implementing enhanced facility cleaning, social distancing and related protocols while continuing to serve its customers. Operational efficiencies declined from adjusting home production processes to comply with health guidelines, managing higher factory employee absenteeism, limited new-hire availability and certain building material supply shortages. Accordingly, the Company's total average plant capacity utilization rate was approximately 65% during the second fiscal quarter of 2021, ending the quarter at approximately 70%. This is lower than pre-pandemic levels of more than 80%.
Sales order activity has continued to improve during the second fiscal quarter of 2021 to the point where home sales order rates were nearly 65% higher than the comparable prior year quarter. Increased order volume is the result of a higher number of well-qualified home buyers making purchase decisions, supported by reduced home loan interest rates. Increased orders outpaced the challenging production environment during the quarter, raising order backlogs 134% to $321 million at September 26, 2020, compared to $137 million at September 28, 2019 and $157 million at June 27, 2020. The backlog of home orders excludes orders that have been paused or canceled at the request of the customer.
Commenting on the quarter, Bill Boor, President and Chief Executive Officer said, "Across the company, our teams have done a tremendous job safely continuing operations over the last two quarters. In manufacturing, while our ability to produce homes has been hampered by labor and supply challenges, the rapid increase in our backlog has largely been driven by a sustained and unprecedented level of orders. That demand is clearly indicative of the long-term shortage of affordable housing and has been enabled by record low interest rates. We are working very hard to increase production by addressing significant labor challenges. Throughout this period of time, we have demonstrated our ability to generate cash and our strong financial position continues to support our strategic direction."
Cavco's management will hold a conference call to review these results tomorrow, October 30, 2020, at 1:00 PM (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone at + 1 (844) 348-1686 (domestic) or + 1 (213) 358-0891 (international). An archive of the webcast and presentation will be available for 90 days at https://investor.cavco.com.
2020 Stock Repurchase Program
On October 27, 2020, the Company’s Board of Directors approved a $100 million stock repurchase program that may be used to purchase its outstanding common stock. This program replaces a previously standing $10 million authorization, which is now canceled.
The purchases may be made in the open market or one or more privately negotiated transactions in compliance with applicable securities laws and other legal requirements. The actual timing, number and value of shares repurchased under the program will be determined by the Company in its discretion and will depend on a number of factors, including market conditions, applicable legal requirements and other strategic capital needs and opportunities. The plan does not obligate Cavco to acquire any particular amount of common stock and may be suspended or discontinued at any time.
The Company expects to finance the program from existing cash resources. As of September 26, 2020, the Company had cash and short term investments of approximately $329 million.
"Our priorities for capital remain unchanged. As we've continually evaluated those priorities alongside our growing cash balance, we have become convinced that we have the opportunity to return value directly to our stockholders without compromising our ability to create long-term value through investment. We remain committed to growth, both organically and through acquisitions," said Mr. Boor.

Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. The Company is one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments and marketed under a variety of brand names including Cavco, Fleetwood, Palm Harbor, Fairmont, Friendship, Chariot Eagle and Destiny. The Company is also a leading producer of park model RVs, vacation cabins and systems-built commercial structures, as well as modular homes. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.
Forward-Looking Statements

Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: the impact of local or national emergencies including the COVID-19 pandemic, including such impacts from state and federal regulatory action that restricts our ability to operate our business in the ordinary course and impacts on (i) customer demand and the availability of financing for our products, (ii) our supply chain and the availability of raw materials for the manufacture of our products, (iii) the availability of labor and the health and safety of our workforce and (iv) our liquidity and access to the capital markets; our ability to successfully integrate past acquisitions or future acquisitions and the ability to attain the anticipated benefits of such acquisitions; the risk that any past or future acquisition may adversely impact our liquidity; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; information technology failures or cyber incidents; curtailment of available financing from home-only lenders; availability of wholesale financing and limited floor plan lenders; our participation in certain wholesale and retail financing programs for the purchase of our products by industry distributors and consumers, which may expose us to additional risk of credit loss; significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing; market forces and housing demand fluctuations; net losses were incurred in certain prior periods and our ability to generate income in the future; a write-off of all or part of our goodwill; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; competition; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; labor shortages and the pricing and availability of raw materials; unfavorable zoning ordinances; loss of any of our executive officers; organizational document provisions delaying or making a change in control more difficult; volatility of stock price; general deterioration in economic conditions and turmoil in the credit markets; governmental and regulatory disruption, including federal government shutdowns; extensive regulation affecting manufactured housing; potential financial impact on the Company from the subpoenas we received from the SEC and its ongoing investigation, including the risk of potential litigation or regulatory action, and costs and expenses arising from the SEC subpoenas and investigation and the events described in or covered by the SEC subpoenas and investigation, which include the Company's indemnification obligations and insurance costs regarding such matters, and potential reputational damage that the Company may suffer; and losses not covered by our director and officer insurance, which may be large, adversely impacting financial performance; together with all of the other risks described in our filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the 2020 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place undue reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 26, 2020	March 28, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$312,243	$241,826
Restricted cash, current	16,691	13,446
Accounts receivable, net	36,852	42,800
Short-term investments	16,589	14,582
Current portion of consumer loans receivable, net	39,023	32,376
Current portion of commercial loans receivable, net	13,261	14,657
Current portion of commercial loans receivable from affiliates, net	1,700	766
Inventories	111,872	113,535
Prepaid expenses and other current assets	49,193	42,197
Total current assets	597,424	516,185
Restricted cash	335	335
Investments	30,278	31,557
Consumer loans receivable, net	42,817	49,928
Commercial loans receivable, net	20,946	23,685
Commercial loans receivable from affiliates, net	5,571	7,457
Property, plant and equipment, net	77,836	77,190
Goodwill	75,090	75,090
Other intangibles, net	14,736	15,110
Operating lease right-of-use assets	17,477	13,894
Total assets	$882,510	$810,431
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,919	$29,924
Accrued expenses and other current liabilities	173,184	139,930
Current portion of secured credit facilities and other	2,118	2,248
Total current liabilities	208,221	172,102
Operating lease liabilities	14,602	10,743
Secured credit facilities and other	11,933	12,705
Deferred income taxes	7,066	7,295
Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Outstanding 9,188,162 and 9,173,242 shares, respectively	92	92
Additional paid-in capital	254,297	252,260
Retained earnings	386,134	355,144
Accumulated other comprehensive income	165	90
Total stockholders’ equity	640,688	607,586
Total liabilities and stockholders’ equity	$882,510	$810,431

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net revenue	$257,976	$268,675	$512,777	$532,717
Cost of sales	204,435	210,208	403,913	413,952
Gross profit	53,541	58,467	108,864	118,765
Selling, general and administrative expenses	35,453	36,083	70,776	71,347
Income from operations	18,088	22,384	38,088	47,418
Interest expense	(194)	(302)	(390)	(788)
Other income, net	1,702	5,173	3,578	7,987
Income before income taxes	19,596	27,255	41,276	54,617
Income tax expense	(4,547)	(6,370)	(9,553)	(12,450)
Net income	$15,049	$20,885	$31,723	$42,167

Net income per share:
Basic	$1.64	$2.29	$3.46	$4.63
Diluted	$1.62	$2.25	$3.42	$4.56
Weighted average shares outstanding:
Basic	9,182,945	9,119,835	9,178,609	9,111,260
Diluted	9,295,409	9,266,085	9,280,080	9,241,834

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net revenue:
Factory-built housing	$240,967	$252,690	$479,057	$501,458
Financial services	17,009	15,985	33,720	31,259
Total net revenue	$257,976	$268,675	$512,777	$532,717

Gross profit:
Factory-built housing	$46,155	$48,639	$93,147	$100,774
Financial services	7,386	9,828	15,717	17,991
Total gross profit	$53,541	$58,467	$108,864	$118,765

Income from operations:
Factory-built housing	$15,430	$17,059	$31,685	$38,443
Financial services	2,658	5,325	6,403	8,975
Total income from operations	$18,088	$22,384	$38,088	$47,418

Capital expenditures	$1,917	$1,881	$3,773	$3,944
Depreciation	$1,382	$1,257	$2,808	$2,417
Amortization of other intangibles	$187	$151	$374	$231

Total factory-built homes sold	3,427	3,781	6,776	7,588

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